Exhibit 99.2
MERRILL LYNCH SAYS CREDIT MARKET CONDITIONS
TO ADVERSELY IMPACT THIRD QUARTER 2007 RESULTS
Supplemental Questions and Answers
Q.	How could Merrill Lynch have reported such a large loss from CDO and mortgage assets?

A.	The majority of these losses related to CDOs within our structured credit business in FICC. Consistent with Merrill Lynch’s position as the leading CDO underwriter for 2006 and year-to-date 2007, the firm accumulated assets for structuring and distribution. As a result of unprecedented credit spread movements and the market’s sudden illiquidity, Merrill Lynch was positioned with significant exposure to these securities, which before the market dislocation were largely intended to be distributed. Effectively all of the securities that affected these losses are rated AAA or the highest rating available from the major credit rating agencies. During the third quarter, we meaningfully reduced our exposure to this asset class and expect to continue to do so.

Q.	What have you done to keep this from happening again?

A.	As noted above, the markdowns we took during the quarter were concentrated primarily in structured credit products within FICC. We have changed the leadership of the FICC business by promoting David Sobotka to global head of FICC, who has a deep background in trading risk. We have also promoted Ed Moriarty to chief risk officer, reflecting our continued focus on emphasizing strong controls and integrating different risk management disciplines under a single point of leadership. Ed brings considerable experience and industry knowledge to this role. Prior to this appointment, Ed led Global Credit and Commitments, with responsibility for all of the firm’s risk emanating from our deal, financing, underwriting, and principal-related activities. Finally, we are in the process of analyzing our risk framework and limits to incorporate stress scenarios based on the more volatile spread movements seen this summer.

Q.	How have your other businesses performed?

A.	Despite challenging conditions, the majority of Merrill Lynch’s businesses, including most of the businesses within FICC, have performed solidly this quarter. Within FICC, Rates and Currencies are expected to report significant sequential revenue growth and Commodities and principal investing continue to show solid performance. Our major businesses outside of FICC, including Equity Markets (excluding the firm’s private equity business), Investment Banking and Global Wealth Management, are each expected to report revenue growth in excess of 20% over the 2006 third quarter.

Q.	How will the fourth quarter and 2008 be affected?

A.	Although the outlook for fourth quarter revenues remains difficult to predict, we continue to see evidence of strong long-term growth trends in each of our global businesses and are seeing signs of a return to more normal activity levels in a number of markets. We remain confident in our ability to drive superior returns to shareholders over the long-term.

Q.	Are there more write downs to come?

A.	We have marked all of our trading positions to current market levels, which are predominantly based on trading and price indications we observed as liquidity began to re-enter the market in September. As we see more meaningful trades executed in the market, we will continue to pursue opportunities to reduce our positions.

Q.	Why has David Sobotka been given this role? What is his background?

A.	Dave Sobotka has demonstrated his success as a business leader, risk manager and key contributor to the Merrill Lynch franchise. Before joining Merrill Lynch in 2004 as part of the acquisition of Entergy-Koch’s trading business, Mr. Sobotka had been with Entergy-Koch since 1997, when he joined the business to begin a base metal trading operation in London. He moved to the company’s headquarters in Houston in 1998 to assume the role of president of Koch Energy Trading, Inc., the natural gas, power and weather derivatives trading arm of Koch Industries. As president, he was responsible for the business strategy and profitability of

Entergy-Koch Trading, LP (North America), Entergy-Koch Trading, Ltd. (Europe), and Gulf South Pipeline Company, LP. He began his career as a research analyst at the Federal Reserve Bank of New York. And from 1979 to 1990 he was a trader and then a trading manager at UBS, Citibank and Lehman Brothers. In 1991, he assumed responsibility for Lehman’s energy derivatives business involving the crude oil, fuel oil and refined products markets. Mr. Sobotka started the natural gas trading desk at Lehman and in 1993 spearheaded the formation of the Citizens Lehman joint venture for power trading. From 1993 to 1997, he was managing director of all commodity trading at Lehman and was located in London for most of that time.
Q.	How did you manage your leveraged finance losses given market conditions?

A.	Given the challenging market conditions, we are pleased with the risk management of the leveraged finance business which was overseen by Ed Moriarty in his prior role as Head of Global Credit & Commitments. We remain an active participant in the high yield markets, ranking #2 as a global high yield underwriter in the third quarter of 2007. However, we have also been careful in the selection of deals in which we chose to participate, and importantly, despite having a significant market share, we managed our aggregate exposure well. Merrill Lynch’s corporate and financial sponsor, non-investment grade lending commitments totaled $31 billion at the end of the third quarter of 2007, a net reduction of 42% from $53 billion at the end of the second quarter of 2007. The net losses related to these commitments were substantially limited through aggressive and effective risk management, including disciplined and selective underwriting and exposure reductions through syndication, sales and transaction restructurings.

Q.	Did you take an impairment charge against the goodwill from your purchase of First Franklin this quarter? Do you plan to shut down this business?

A.	No, we do not expect to impair goodwill at the holding company. Because the First Franklin has been fully integrated into our GMI platform, the goodwill impairment test was performed at the GMI segment level as in-line with GAAP guidelines. Separately, we do expect to write-off of approximately $100 million in identifiable intangible assets associated with certain broker relationships and customer lists related to the acquisition. This will increase non-compensation expenses in the third quarter of 2007. While we have adjusted staffing levels and the allocation of resources to be more in-line with current market opportunities, we remain committed to certain aspects of the mortgage business.

Q.	Are you planning to reduce staff as a result of the difficult market environment?

A.	We strive to appropriately size each of our businesses in line with the market opportunity as part of our ongoing operating discipline. Based on the long-term indications of where our business is headed and our continued belief in the firm’s growth prospects, we are not contemplating any significant scale-down.

Q.	Were your non-U.S. businesses also negatively impacted by the market dislocations that affected your U.S. businesses in the third quarter?

A.	While our business in Europe was negatively impacted by the dislocation, the region has demonstrated strong momentum year-to-date and is a key part of our international growth strategy. We continue to see solid growth in our overall non-U.S. operations, led by the Pacific Rim this quarter.